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                                                            EXHIBIT 99(a)(1)(N)

                            [WESTFIELD LETTERHEAD]


FOR IMMEDIATE RELEASE

U.S. Contact:      Roanne Kulakoff
                   Kekst and Company
                   (212) 521-4800

Australia Contact: Mark Ryan
                   (02) 9358 7000


              WESTFIELD AMERICA TRUST COMPLETES TENDER OFFER FOR
                           WESTFIELD AMERICA, INC.

Sydney, Australia - April 9, 2001 - Westfield America Trust (ASX:WFA) announced today that it completed its tender offer to purchase all outstanding common shares of Westfield America, Inc. not already owned by Westfield America Trust and Westfield Holdings Limited, at a purchase price of $16.25 per share in cash. The tender offer expired at 5:00 p.m., New York City time, on April 6, 2001.

Based on preliminary information received from the depositary, a total of 13,650,837 shares of common stock (including 1,145,863 shares subject to guaranteed delivery), representing approximately 82.8% of the outstanding common stock of Westfield America, Inc. not already owned by Westfield America Trust and Westfield Holdings Limited, were validly tendered in the offer and not withdrawn. All of the tendered shares have been accepted for payment by Westfield America Trust in accordance with the terms of the offer. After giving effect to the purchase of the shares tendered, Westfield America Trust and Westfield Holdings Limited collectively own approximately 96.1% of the outstanding shares of Westfield America, Inc.

Under the terms of the merger agreement between Westfield America Management Limited, in its capacity as responsible entity and trustee of Westfield America Trust, and Westfield America, Inc., dated as of February 14, 2001, Westfield America Trust will complete the acquisition of Westfield America, Inc. by effecting a merger of a subsidiary into Westfield America, Inc., in which the remaining outstanding shares of Westfield America, Inc.'s common stock to be acquired will be converted into the right to receive $16.25 per share in cash. The merger is expected to be completed following approval of the merger by Westfield America, Inc.'s shareholders, which is expected before the end of the second quarter of 2001.

CERTAIN MATTERS WITHIN THIS NEWS RELEASE ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND AS SUCH MAY INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES, AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS TO DIFFER MATERIALLY FROM ESTIMATES OR EXPECTATIONS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE BASED UPON REASONABLE ASSUMPTIONS, IT CAN GIVE NO ASSURANCE THAT ITS EXPECTATIONS WILL BE ATTAINED. THESE RISKS ARE DETAILED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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